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                                                                    EXHIBIT 10.3

OSI PHARMACEUTICALS

December 21, 2001

                                                                        REVISED

Ms. Nicole Onetto, MD

Dear Nicole:

      This letter is to confirm our understanding with respect to your employment with OSI Pharmaceuticals, Inc., its subsidiaries or affiliates (the "Company").

      1. Employment. The Company will employ you, and you agree to be employed by the Company as Executive Vice President, Oncology Division Head reporting to Colin Goddard, Ph.D. The principal location at which you shall perform such services shall be the Company's facility located in Boulder, CO. Your employment hereunder shall commence on or about January 1, 2002 (the "Commencement Date") and shall continue on an "at-will" basis, meaning that either you or the Company may terminate your employment at any time and for any reason.

      2. Compensation.

            (a) Base Salary; Incentive Bonus. The Company shall pay you as your compensation for your services and agreements hereunder a base salary payable at the bi-weekly rate of $12,692, which annualized is $330,000 per year (the "Base Salary"), less any amounts required to be withheld under applicable law. Beginning with calendar year 2002, you will also be eligible to participate in the Company's annual performance-based incentive bonus plan as approved by the Board solely in its discretion. You expressly acknowledge that you will not be eligible to receive any bonus from the Company in respect of calendar year 2001, which bonus, if any, shall be paid to you by Gilead Sciences, Inc.

            (b) Signing Bonus. You shall receive a $325,000 bonus (the "Signing Bonus"), payable in one lump sum payment, less any amounts required to be withheld under applicable law, upon the commencement of your employment with the Company. If you voluntarily terminate your employment or the Company terminates your employment for cause within one year of the Commencement Date, you shall be required to reimburse the Company for $50,000; the amount you shall be required to repay the Company shall be reduced 1/12th for each full month of service you have completed as of the termination date.

            (c) Equity Compensation. Subject to approval by the Board, you shall receive stock options to purchase 100,000 shares of the Company's common stock, at an exercise price to be determined based on the date of board approval, subject to, and in accordance with, the provisions of the Company's 1999 Incentive and Non-Qualified Stock Option Plan.

            (d) Benefits. You shall be entitled to participate in such employee benefit plans as are generally made available for employees of the Company in positions at a level comparable to you.

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            (e) Automobile. You will be entitled to a Company sponsored automobile.

      3. Severance Compensation.

            (a) In the event that your employment hereunder is terminated by the Company without "cause", and in exchange for your execution of a general release of all claims against the Company:

                  (i) The Company will continue to pay you your Base Salary for a period of twelve (12) months commencing on the effective date of such termination.

            (b) In the event that the Company is sold or merged with another Company resulting in a change of control (a "Change of Control"), and you voluntarily terminate your employment for a "Good Reason" (as defined below) at any time within six (6) months following a Change of Control transaction, you will be entitled to receive from the controlling company in lieu of any further salary and bonus payments to you for periods subsequent to the date of termination, the salary described in subparagraph (a) above. In addition, your stock options will vest immediately upon such event.

            (c) For purposes of this Section 3(b), "Good Reason" means (i) decrease in your total compensation package, (ii) the assignment of duties or responsibilities which are not commensurate with your position immediately prior to the sale or Change of Control, or (iii) you are required to relocate to an office or facility more than forty (40) miles from your present location or forty (40) miles from your home.

            (d) If your employment with OSI is terminated within one year (except for "cause") from the date of transaction between OSI and Gilead, you will be entitled to a lump sum severance payment equal to your annual salary for a period of twelve (12) months.

      4. Prohibited Competition. NOTE: Colorado statutes limit non-competes to situations involving (i) protection of trade secrets or (ii) "executive and management personnel," or "professional staff to executive and management personnel."

            (a) Covenants Not to Compete. During the period in which you perform services for or at the request of the Company (the "Term") and for a period of two (2) years following the expiration or termination of the Term, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

                  (i) For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which creates or develops products which are directly competitive with the products of the Company in any geographic location in which the Company is then operating (the "Restricted Territory"), except that nothing contained herein shall preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed three (3%) percent of the issued and outstanding securities of any class of securities of such business; or

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                  (ii) Either individually or on behalf of or through any third party, solicit, diver or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services), located within the Restricted Territory; or

                  (iii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the company or any present or future parent, subsidiary or affiliate of the Company to leave the services or the Company or any such parent, subsidiary or affiliate for any reason.

            (b) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this
Section 4 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) the specific but broad geographical scope of the provisions of this Section 4 is reasonable, legitimate and fair to you in light of the Company's need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company's business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

            (c) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

      5. Protected Information. You shall at all times, both during and after any termination of this Agreement by either you or the Company, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any Confidential and Proprietary Information. For purposes of this Agreement, "Confidential and Proprietary Information" means confidential and proprietary information of the Company which was disclosed to or developed by you during the course of performing services for, or receiving training from, the Company, and is not available to the public, including but not limited to information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical, trade or business secret of the Company or any third party provided to you or the Company under a condition of confidentiality, provided that Confidential and Proprietary Information shall not include information that is (1) in the public domain other than through any fault or act by you, (2) known to you prior to its disclosure to you in the course of your employment by the Company, or (3) lawfully disclosed to you by a source other than the Company which source has the legal right to disclose such information.

      6. Ownership of Ideas, Copyrights and Patents. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how,

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inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop during your employment with the Company (collectively, the "Inventions"), alone or in conjunction with another, or others and whether at the request or upon the suggestion of the Company, or otherwise, shall be the sole and exclusive property of the Company, and that you shall not publish any of the Inventions without the prior written consent of the Company. You hereby assign to the Company all of your right, title and interest in and to all of the foregoing. You further represent and agree that to the best of your knowledge and belief none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or any constitute libel or slander against or violate any other rights of any person, firm or corporation and that you will use your best efforts to prevent any such violation. You agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such Inventions.

      7. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Sections 4, 5 and 6 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

      8. Records. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

      9. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

      10. Other. Based upon financial evaluation of the value in your unvested Gilead options, OSI will be granting you 50,000 options of OSI common stock. In this regard, you will also receive 10,000 shares of OSI common stock, redeemable upon registration. Please note that a proportion of your sign-on bonus is designed to address any personal income tax liabilities associated with the grant of this stock.

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      If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

                                  Very truly yours,

                                  OSI PHARMACEUTICALS, INC.

                                  By:   /s/ LINDA E. AMPER, PH.D.
                                      -----------------------------------------
                                  Name: Linda E. Amper, Ph.D.
                                  Title: Vice President, Human Resources
                                         and Administration

Accepted and Approved

        /s/ NICOLE ONETTO                               10/21/2001
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Print Name                                    Date

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